Exhibit 16.1

September 16, 2002

U. S. Securities and Exchange Commission
450 5th Street NW
Washington, D.C. 20549

Gentlemen:

     We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on September 16, 2002, to be filed by our former client, ebank.com, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours, /s/ MAULDIN & JENKINS, LLC MAULDIN & JENKINS, LLC